Exhibit 99.1

SL GREEN REALTY CORP. ANNOUNCES $500 MILLION INCREASE

TO SHARE REPURCHASE PROGRAM

Total Authorization Now At $3.5 billion

NEW YORK--December 7, 2020--SL Green Realty Corp. (NYSE: SLG), Manhattan’s largest office landlord, today announced that the Company’s Board of Directors has authorized an increase to the size of its share repurchase program by an additional $500 million of the Company’s common stock, bringing the program to a total of $3.5 billion.

“We believe the stock price continues to significantly lag behind the real financial value of the platform. So we intend to continue to invest in a strategic share repurchase program with the proceeds from asset sales as we believe strongly that using incremental capital to buy our stock provides our shareholders the highest return on investment,” said Marc Holliday, Chairman and Chief Executive Officer of SL Green.

About SL Green

SL Green Realty Corp., an S&P 500 company and Manhattan's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2020, SL Green held interests in 93 buildings totaling 40.6 million square feet. This included ownership interests in 29.2 million square feet of Manhattan buildings and 10.3 million square feet securing debt and preferred equity investments.

Forward Looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the novel coronavirus (COVID-19).

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